Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

The Members’

Terra-Gen Power, LLC

Report on the Financial Statements

We have audited the accompanying combined financial statements of the Alta Wind Portfolio of Terra-Gen Power, LLC, which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations and comprehensive income (loss), members’ capital, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of the Alta Wind Portfolio of Terra-Gen Power, LLC as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in accordance with U.S. generally accepted accounting principles.

(signed) KPMG LLP
June 16, 2014

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Balance Sheets

December 31, 2013 and 2012

(Dollars in thousands)

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$5,866	4,505
Restricted cash and cash equivalents	2,973	736
Accounts receivable	6,977	11,304
Prepaids and other current assets	8,430	8,022
Material and supplies	1,084	946
Amounts due from affiliates	1,446	44
Total current assets	26,776	25,557
Property, plant, and equipment, net	984,757	1,031,090
Construction-in-progress	520,063	12
Intangible assets, net	112,522	103,996
Deferred financing costs, net	49,765	40,430
Other assets	2,180	174
Interest rate swap agreements	18,090	—
Total assets	$1,714,153	1,201,259
Liabilities and Members’ Capital
Current liabilities:
Accounts payable and accrued liabilities	$1,773	2,178
Accrued construction costs	68,934	—
Accrued interest	1,105	416
Amounts due to affiliates	1,766	620
Interest rate swap agreements	2,564	—
Current portion of long-term debt	1,862	1,015
Current portion of finance lease obligations	29,641	26,944
Total current liabilities	107,645	31,173
Long-term debt	53,407	34,880
Finance lease obligations	1,036,193	1,065,832
Construction loans	452,645	—
Other liabilities, net	6,506	6,780
Asset retirement obligations	7,530	5,100
Total liabilities	1,663,926	1,143,765
Commitments and contingencies (note 13)
Members’ capital	50,227	57,494
Total liabilities and members’ capital	$1,714,153	1,201,259

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Operations and Comprehensive Income (Loss)

Years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011
Revenues:
Energy	$182,378	158,347	171,211
Other	1,331	1,338	1,058
Total revenues	183,709	159,685	172,269
Operating expenses:
Plant operating	37,313	22,526	39,485
Royalties	2,253	2,828	3,660
General and administrative	3,877	3,308	5,182
Depreciation and amortization	49,504	48,919	54,802
Total operating expense	92,947	77,581	103,129
Operating income	90,762	82,104	69,140
Other expenses (income):
Interest expense	73,499	75,761	89,483
Noncash interest expense	4,350	4,607	6,287
Unrealized gain on interest rate swap agreements	(15,526)	—	—
Interest and other income	(125)	(19)	(47)
Total other expenses, net	62,198	80,349	95,723
Net income (loss) and total comprehensive income (loss)	$28,564	1,755	(26,583)

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Members’ Capital

Years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011
Balance at beginning of the year	$57,494	15,341	7,689
Contributions	79,709	81,432	343,713
Distributions	(115,540)	(41,034)	(309,478)
Net income (loss)	28,564	1,755	(26,583)
Balance at end of the year	$50,227	57,494	15,341

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Combined Statements of Cash Flows

Years ended December 31, 2013, 2012 and 2011

(Dollars in thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income (loss)	$28,564	1,755	(26,583)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49,504	48,919	54,802
Accretion expense	484	376	345
Noncash interest expense	4,350	4,607	6,287
Unrealized gain on interest rate swap agreements	(15,526)	—	—
Proceeds from wake impact agreements	—	5,294	1,762
Noncash deferred revenue	(292)	(276)	—
Interest income on note receivable	(115)	—	—
Changes in operating assets and liabilities:
Accounts receivable	6,200	(5,412)	(5,892)
Prepaids, material and supplies, and other assets	(337)	(1,331)	(7,310)
Accounts payable and other accrued liabilities	(546)	(14,540)	16,874
Amounts due from affiliates	(1,136)	1,989	(1,955)
Amounts due to affiliates	1,146	282	3,265
Net cash provided by operating activities	72,296	41,663	41,595
Cash flows from investing activities:
Capital expenditures, net of test energy proceeds	(417,325)	(355)	(300,709)
Proceeds from reimbursements for capital expenditures	—	7,532	—
Cash grant proceeds	—	—	467,971
Payment for intangibles	—	(10,577)	(8,765)
Increase in other assets	(2,100)	—	—
Change in restricted cash	(2,237)	(14)	67,154
Net cash (used in) provided by investing activities	(421,662)	(3,414)	225,651
Cash flows from financing activities:
Repayment of long-term debt instruments	(30,468)	(99,008)	(911,357)
Proceeds from long-term debt instruments	475,545	—	638,692
Payments for deferred financing costs	(14,707)	—	(13,944)
Distributions to members’	(115,540)	(41,034)	(309,478)
Contributions from members’	35,897	81,384	352,559
Net cash provided by (used in) financing activities	350,727	(58,658)	(243,528)
Net change in cash and cash equivalents	1,361	(20,409)	23,718
Cash and cash equivalents at beginning of the year	4,505	24,914	1,196
Cash and cash equivalents at end of the year	$5,866	4,505	24,914
Supplemental disclosure of cash flow information:
Cash paid for interest	$78,449	75,779	99,016
Noncash activities:
Noncash operating and investing activities:
Accounts receivable	$(1,873)	—	2,198
Prepaids and other current assets	—	(331)	—
Property, plant and equipment, construction-in-progress	(101,093)	283	113,552
Intangible assets	(4,296)	—	—
Deferred financing costs	1,022	—	3,034
Accrued construction costs	68,934	—	(115,783)
Other accrued liabilities	848	—	—
Amounts due to affiliates	—	—	(3,001)
Asset retirement obligations	1,946	—	—
Contributions from member	34,512	48	—
Acquisition of intangibles:
Amounts due from affiliates	(266)	—	—
Intangible assets	(9,034)	—	—
Contributions from member	9,300	—	—
Conversion of bonds and cash grant loans to finance lease obligations	—	—	754,337

See accompanying notes to combined financial statements.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(1) Organization and Business of the Company

Terra-Gen Power, LLC (Power), a wholly owned subsidiary of Terra-Gen Power Holdings, LLC, is engaged in the development, construction, ownership, operation, and management of renewable energy projects utilizing wind, geothermal, and solar as fuel for its generating assets. The Alta Wind Portfolio of Terra-Gen Power, LLC (collectively referred to within these combined financial statements as the Company) consists of Alta Wind I, LLC, Alta Wind Holdings, LLC (Alta Holdings), Alta Wind X, LLC, Alta Wind XI, LLC, Alta Realty Investments, LLC (Alta Realty), and Alta Wind Asset Management, LLC (AWAM). These entities are indirect, wholly-owned subsidiaries of Power. The Company is engaged in the ownership, operation, management, and construction of wind renewable energy projects located at the Alta Wind Energy Center (AWEC) in Tehachapi, California. As of December 31, 2013, the Company is engaged in the following activities:

•                  Owning and managing five wind plants (individually, an Operating Entity and, collectively, the Operating Entities).

•                  Construction of two wind plants (individually, a Construction Entity and, collectively, the Construction Entities).

•                  Own the rights to royalty income and leasehold interest (the Leasehold Rights) in leases with certain of the Operating Entities and two third-party wind plants. The Leasehold Rights are owned by Alta Realty and AWAM (collectively known as Leasehold Entities).

The Operating Entities sell all electricity produced to Southern California Edison (Edison) under separate fixed price power purchase agreements (PPAs), with original terms of approximately 25 years, utilizing 290 turbines on leased and owned property.

The following table provides information for each of the Operating Entities as of December 31, 2013:

Operating Entities	Capacity in megawatts	Commercial Operation Date	PPA Expiration
Alta Wind I, LLC (Alta I)	150.0	January 6, 2011	2035
Alta Wind II, LLC (Alta II)*	150.0	January 1, 2011	2035
Alta Wind III, LLC (Alta III)*	150.0	February 14, 2011	2035
Alta Wind IV, LLC (Alta IV)*	102.0	March 15, 2011	2035
Alta Wind V, LLC (Alta V)*	168.0	April 22, 2011	2035

*                                         collectively referred to as Alta Holdings

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

The following table provides information for each of the Construction Entities as of December 31, 2013:

Construction Entities	Capacity in megawatts	Commercial Operation Date	PPA Expiration
Alta Wind X, LLC (Alta X)	136.8	February 1, 2014	2038**
Alta Wind XI, LLC (Alta XI)	89.7	February 1, 2014	2038**

**                                  The fixed price PPA begins January 1, 2016.

Construction of Alta X and XI began during 2013. As of December 31, 2013, construction was substantially complete and the Construction Entities achieved commercial operations on February 1, 2014. Through December 31, 2015, the Construction Entities are selling energy and renewable energy credits on a merchant basis under a Master Power Purchase and Sale Agreement (the Merchant PPA) with TGP Energy Management, LLC (TGEM), an affiliate. Energy sales under the Merchant PPA are sold into the California Independent System Operator market. The Merchant PPA is effective on the first date of delivery of energy from the Construction Entities and shall continue through December 31, 2015. Beginning on January 1, 2016, the Construction Entities will sell all energy produced to Edison under separate fixed price PPAs, which expire in 2038.

The Operating and Construction Entities represent a portion of AWEC, a 3,000 MW wind development project in the Tehachapi region, which was built in multiple phases by subsidiaries of Power and is located in the largest wind resource area of California approximately 100 miles from Los Angeles. In conjunction with the development of the Operating Entities during 2009 and 2010 and the Construction Entities during 2012, a subsidiary of Power contributed certain assets to the Company at historical cost. The historical cost approximated fair value as the assets and liabilities were recorded at fair value in connection with the affiliate’s acquisition of the AWEC assets in July 2008. The fair value as of the acquisition date was based in part on the work of third-party appraisers engaged to perform valuations of certain of the tangible and intangible assets acquired. The affiliate’s contribution of assets consisted of:

	Operating Entities	Construction Entities
Land	$1,540	—
Transmission queue right intangible assets	61,400	4,296
Development assets	278,844	30,216
Total	$341,784	34,512

Subsequent events have been evaluated and disclosed as required through the report issuance date of June 16, 2014.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(2) Summary of Significant Accounting Policies

Principles of Combination

The Company was not a legal entity as of December 31, 2013 as direct ownership relationships did not exist among all of the entities included in the Alta Wind Portfolio of Terra-Gen Power, LLC. The combined financial statements include the Operating Entities, Construction Entities, and Leasehold Entities and were prepared using the historical basis of these entities’ assets, liabilities, revenues, and expenses. All intercompany accounts and transactions have been eliminated.

Basis of Presentation

The combined financial statements are prepared in accordance with U.S. generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and members’ capital, and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, and expenses during the period. Actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of the combined statements of cash flows, the Company considers all money market instruments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash and Cash Equivalents

The Company is required to maintain cash balances that are restricted by provisions of their financing and operational agreements. The Company’s financing and operational agreements specify restrictions primarily based on debt service requirements, construction costs, working capital requirements and operating costs.

Revenue Recognition

Revenue from Power Generation:  The Operating Entity PPAs are treated as a variable interest (VI) in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 810-10-65, Consolidation, Variable Interest Entities. Income from power purchase agreements for VIs is recognized as income during the period in which electricity is delivered to Edison.

In the event that the PPAs are amended, the Company’s accounting policies would be reassessed in accordance with the guidance established in FASB ASC Topic 605-10-25, Revenue Recognition Overall, and FASB ASC Topic 840-10-15, Leases Overall.

Test Energy:  The Construction Entities began generating energy during the late phases of construction as the wind turbines were being tested and synchronized prior to commercial operations. The Company sold this energy produced on a merchant basis at a variable market rate under a short-term arrangement through commercial operations (Test Energy). The Test Energy was recognized upon delivery of energy to TGEM and was recorded as a reduction in basis of the construction-in-progress. The Construction Entities recognized $80 in Test Energy for the year ended December 31, 2013. The construction of the Operating Entities was completed during 2011 and the Operating Entities recognized $2,487 in Test Energy for the year ended December 31, 2011.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Other Revenue:  Included in other revenue is royalty income from two third-party wind plants and the amortization of deferred revenue related to wake impact payments received by certain of the Operating Entities. The royalty income is recognized during the period that the third party project produces energy based on a percent of revenue generated by the third party project. The deferred revenue is recognized on a straight-line basis over the life of the respective PPA.

Concentration of Credit Risk

Financial instruments that are potentially subject to the concentration of credit risk consist primarily of restricted cash and cash equivalents and accounts receivable. As of December 31, 2013 and 2012, all of the Company’s cash balances were deposited with major financial institutions.

Edison accounts for approximately 99.3%, 99.8%, and 99.4% of the Company’s revenue for the years ended December 31, 2013, 2012 and 2011, respectively. Edison also accounts for 93.4% and 97.6% of the Company’s accounts receivable at December 31, 2013 and 2012, respectively. Accounts receivable as of December 31, 2013 and 2012 consist of receivables from Edison for electricity delivered and sold under the PPAs and as of December 31, 2013, for Edison’s reimbursement of costs incurred by the Company during the Operating Entities construction phase (note 4).

Property, Plant, and Equipment, and Depreciation

Property, plant, and equipment consists of costs incurred in connection with the development and construction of the wind plants, the substations, and collection lines. The wind plant assets are depreciated beginning on the commercial operations date using the straight-line method over 25 years, the estimated useful life of the assets. Other property and equipment are depreciated using the straight-line method between 3 and 25 years. Expenditures for maintenance, repairs, and minor parts are charged to expenses as incurred with improvements being capitalized over the remaining useful life of the project. Proceeds from the cash grants and other construction reimbursements (note 4) are accounted for as a reduction in the basis of the property, plant, and equipment upon receipt and the reduction in basis will be depreciated over the remaining useful life of the assets.

Construction-in-Progress

Costs incurred related to the development, permitting, preconstruction, construction, and direct administrative costs are capitalized as construction-in-progress. Interest costs incurred on debt during the construction phase and all deferred financing costs amortized during the construction phase are also capitalized in construction-in-progress. Upon achieving commercial operations, construction-in-progress will be transferred to property, plant, and equipment and be depreciated over their estimated useful lives using the straight-line method. Proceeds from Test Energy have been and will be accounted for as reduction in the basis of construction-in-progress upon receipt. The reduction in basis will be depreciated over the remaining useful life of the assets.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Interest Capitalization

The Company’s policy is to capitalize interest cost incurred on debt during the construction of major projects. Capitalization is discontinued when a project achieves commercial operation or when construction is terminated. A reconciliation of total interest cost to interest expense as reported in the combined statements of operations is as follows:

	2013	2012	2011
Interest cost capitalized	$5,711	—	9,020
Interest expense charged to income	73,499	75,761	89,483
Total interest cost	$79,210	75,761	98,503

Intangible Assets

Intangible assets consist of transmission queue rights and the Leasehold Rights. The Company amortizes the transmission queue rights using the straight-line method over their respective useful lives of approximately 25 years and the Leasehold Rights over the Operating Entity or third-party wind plant’s power purchase agreement lives through 2035.

Long-Lived Assets and Intangible Assets

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of FASB ASC Subtopic 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property, plant, and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by the asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary.

Deferred Financing Costs

Deferred financing costs consist of certain bank fees and legal costs related to the issuance of various debt instruments. Deferred financing costs are being amortized using the effective-interest method over the life of the respective debt instruments. Amortization of deferred financing costs during construction is capitalized in construction-in-progress.

Asset Retirement Obligations

The Company has asset retirement obligations to perform certain asset retirement activities. The liabilities are initially measured at fair value and subsequently will be adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and will be depreciated over the asset’s useful life.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•                  Level 1—Consists of assets or liabilities whose value is based on unadjusted quoted prices in active markets at the measurement date.

•                  Level 2—Consists of assets or liabilities valued using industry standard models and based on prices, other than quoted prices within Level 1, that are either directly or indirectly observable as of the measurement date.

•                  Level 3—Consists of assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date.

Interest Rate Swap Agreements

The Company utilizes interest rate swap agreements to lock in a specified interest rate on a portion of its long-term debt. The interest rate swap agreements are recorded at fair value on the accompanying combined balance sheets. The Company did not meet the requirements for hedge accounting in accordance with FASB ASC Topic 815, Derivatives and Hedging, and, accordingly, has recorded the change in the fair value of the interest rate swaps in unrealized gain on interest rate swap agreements in the combined statements of operations. Amounts paid on the interest rate swap agreements have been recorded as interest expense in the combined statements of operations.

As a result of the use of derivative financial instruments, such as interest rate swaps, the Company is exposed to the risk that counterparties will fail to meet their contractual obligations. To mitigate the counterparty credit risk, the Company has a policy of entering into contracts only with major financial institutions selected based upon their credit ratings and other financial factors.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, prepaid expenses, other current assets, materials and supplies, amounts due from affiliates, accounts payable, accrued liabilities, accrued construction costs, accrued interest, and amounts due to affiliates approximated fair value as of December 31, 2013 and 2012 because of the relatively short maturities of these instruments.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Income Taxes

No income taxes or tax benefits have been recorded in the Company’s combined financial statements because such taxes, if any, are the responsibility of the members.

Risks and Uncertainties

The Company is subject to a variety of factors, including the economy, the regulatory environment, the electricity markets, and the availability of capital resources. As with any power generation facility, operation of the Company’s wind portfolio and the third-party wind plants related to the Leasehold Entities involves risk, including the performance of the facilities below expected levels of efficiency and output, shut downs due to breakdown or failure of equipment or processes, violation of permit requirements, operator error, labor disputes, weather interferences, or catastrophic events such as fires, earthquakes, floods, explosions, or other similar occurrences affecting a power generation facility or its power purchasers. The occurrence of any of these events could significantly reduce or eliminate revenues generated by these facilities or significantly increase the expenses of each of the facilities, adversely impacting the Company’s ability to make payments of principal and interest on its debt or finance lease obligations when due.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(3) Restricted Cash and Cash Equivalents

The Company is required to maintain restricted cash accounts in accordance with certain of its financing and operational agreements. Restricted cash and cash equivalents at December 31, 2013 and 2012 consist of the following:

	2013	2012
Construction completion accounts	$2,112	679
Working capital accounts	827	—
Other accounts	34	57
Total restricted cash and cash equivalents	$2,973	736

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(4) Property, Plant, and Equipment

Property, plant, and equipment at December 31, 2013 and 2012 consists of the following:

	2013	2012
Gross carrying amount of wind plant assets:
Balance at beginning of year	$1,106,697	1,114,210
Reimbursements	(1,793)	(7,532)
Transfer out	—	(283)
Additions	49	302
Balance at end of year	1,104,953	1,106,697
Gross carrying amount of other property and equipment:
Balance at beginning of year	18,902	18,861
Additions	111	41
Balance at end of year	19,013	18,902
Gross carrying amount of land:
Balance at beginning of year	1,540	1,540
Balance at end of year	1,540	1,540
Accumulated depreciation:
Balance at beginning of year	(96,049)	(51,338)
Depreciation expense	(44,700)	(44,711)
Balance at end of year	(140,749)	(96,049)
Balance of property, plant, and equipment, net, at end of year	$984,757	1,031,090

Depreciation expense for the year ended December 31, 2011 was $51,264.

Cash Grant Program:  Construction and financing of the Operating Entities’ wind plants was arranged with the expectation of applying for and receiving cash grants under the American Recovery and Reinvestment Act of 2009 (ARRA). Under ARRA, owners of these wind plants are eligible to receive a cash grant from the U.S. Department of Treasury (U.S. Treasury) representing 30% of the eligible costs, as defined (the Cash Grant). At the request of the Operating Entities, the Owner Lessors (note 9) filed cash grant applications with the U.S. Treasury aggregating $654,881, which represents 30% of the Owner Lessors’ eligible cost to acquire these wind plants. During 2011, the Owner Lessors received from the U.S. Treasury and paid to the Operating Entities partial payments aggregating $467,971 under the grant program, which were classified as a reduction in the carrying value of the property, plant, and equipment and as rental payments under the finance lease obligations (note 9). At the request of the Operating Entities, certain Owner Lessors filed claims against the U.S. Treasury to recover what the Operating Entities believe to be shortfalls in the grant proceeds. Any additional proceeds received by the Operating Entities will be treated as reduction of the wind plant asset when received.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Reimbursements:  Included in the 2013 reimbursement is a settlement executed during December 2013 between Edison and the Operating Entities related to certain costs incurred by the Operating Entities during the construction phase of its wind plants. The settlement requires Edison to reimburse the Operating Entities for $1,793 of these costs. This amount was included in accounts receivable as of December 31, 2013 and was received during January 2014.

The 2012 reimbursements consist of refunds of $3,531 primarily from Edison and $4,001 from affiliates. The Edison payments were related to the final costs to construct the interconnect wind plants pursuant to a letter agreement between the Company, Edison, and the California Independent System Operator. The affiliate payments related to a Shared Facilities Agreement (SFA) between the Operating Entities, certain affiliates, and Terra-Gen Operating Company, LLC (TG Operating) and a Long-Term Interconnection Co- tenancy Agreement between the Company and certain affiliates (the LGIA—note 12). Under the terms of these agreements, the affiliates are required to reimburse the Company for capital expenditures previously incurred by the Company for the construction of shared assets including substations, operations and maintenance facilities, and interconnect facilities. The Company may receive additional funds as other AWEC phases are successfully developed. All reimbursements are treated as a reduction in the basis in the wind plant and depreciated over the remaining useful life of the wind plant.

(5) Construction-in-Progress

Construction-in-progress at December 31, 2013 and 2012 consists of the following:

	2013	2012
Gross carrying amount of construction-in-progress:
Balance at beginning of year	$12	—
Additions	487,969	12
Contribution from affiliate (note 1)	30,216	—
Asset retirement cost additions (note 11)	1,946	—
Reduction from Test Energy	(80)	—
Balance at end of year	$520,063	12

Additions:  The 2013 additions include the construction of the Alta X and XI wind plants. These entities will utilize a federal government program supporting renewable energy, which enhance the economic feasibility of developing the project. The key federal programs expected to benefit Alta X and XI are production tax credits under the American Tax Relief Act of 2012 (Tax Relief Act) and accelerated tax depreciation for renewable energy property. Under the Tax Relief Act, the owners of Alta X and XI are eligible for a federal tax credit equal to 2.3 cents per kilowatt-hour of energy produced for the first ten years of operation.

Included in additions for the year ended December 31, 2013 is $68,934 in accrued costs, which were paid during 2014.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(6) Intangible Assets

Interconnection Queue Rights:  In an effort to meet its future renewable energy goals, Edison commenced construction on the $1,800,000 Tehachapi Renewable Transmission Project, a series of transmission upgrades that are designed to deliver approximately 4,500 MW of generation from the Tehachapi region to the Los Angeles basin. The value of the interconnection queue rights is derived from the Company’s rights in certain large generator interconnection agreements and their positions in the California System Independent Operator Corporation interconnection queue (note 1).

Leasehold Rights:  Alta Realty and AWAM, through a series of transactions, acquired Leasehold Rights in certain parcels of real property located in Kern County, California, and owned by third parties (collectively, the Property Owners), which are subject to the long-term lease agreements with the Operating Entities. The acquisitions of the Leasehold Rights for the years ended December 31, 2013 and 2012 totaled $9,034 and $10,489, respectively. As part of the acquisitions, the Property Owners assigned 100% of the rights in the royalty income to Alta Realty and AWAM that the Operating Entities are required to pay the Property Owners during the term of the lease agreements.

The aggregate intangible assets at December 31, 2013 and 2012 consist of the following:

	2013	2012
Gross carrying amount of other intangibles:
Balance at beginning of year	$111,742	101,165
Transmission queue rights contribution from an affiliate (note 1)	4,296	—
Leasehold rights additions	9,034	10,489
Other additions	—	88
Balance at end of year	125,072	111,742
Accumulated amortization:
Balance at beginning of year	(7,746)	(3,538)
Amortization expense	(4,804)	(4,208)
Balance at end of year	(12,550)	(7,746)
Balance of intangible assets, net at end of year	$112,522	103,996

Amortization expense for the year ended December 31, 2011 was $3,538. The estimated annual amortization of the intangible assets over the next five years is approximately $5,077 per year.

(7) Deferred Financing Costs

Deferred financing costs consist of certain legal and bank fees related to the issuance of various debt instruments described in note 9. Deferred financing costs are being amortized using the effective-interest method over the life of the respective debt instruments. The following table presents the activity for deferred financing costs for the years ended December 31, 2013 and 2012:

	2013	2012
Gross carrying amount of deferred financing costs:
Balance at beginning of year	$63,953	63,953
Additions	14,707	—
Balance at end of year	78,660	63,953
Accumulated amortization:
Balance at beginning of year	(23,523)	(18,916)
Amortization capitalized in construction-in-progress	(1,022)	—
Amortization expensed	(4,350)	(4,607)
Balance at end of year	(28,895)	(23,523)
Balance of deferred financing costs, net, end of year	$49,765	40,430

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

The amortization of deferred financing costs for the year ended December 31, 2011 was $9,321, of which $6,287 was expensed and included in the accompanying combined statement of operations and $3,034 was capitalized and included in construction in progress in the accompanying combined balance sheet.

Alta X and XI:  During 2013, Alta X and XI incurred new deferred financing costs of $13,846 related to the issuance of new credit agreements. Amortization of deferred financing costs during construction of Alta X and XI totaled $1,022 for the year ended December 31, 2013.

AWAM:  During 2013, AWAM incurred new deferred financing costs of $861 related to the issuance of a new credit agreement.

(8) Note Receivable

In conjunction with the development of its wind plant, Alta XI entered into lease agreements for the property that the turbines will be located on (note 13). In conjunction with obtaining one of the leases, Alta XI issued a $2,100 note receivable to its landowner. The note receivable accrues interest at 8.0%, which is added to the unpaid principal of the note receivable on a monthly basis. Repayment of the note receivable is equal to 40% of the royalties due to the landowner, as defined, with a minimum payment of $30 per month beginning in June 2014. For the year ended December 31, 2013, the Company recognized $115 in interest income related to this note receivable, all of which has been capitalized into the note receivable principal. The long-term and current portion of the note receivable of $2,005 and $210, respectively, are included in other assets and prepaids and other current assets, respectively, in the accompanying combined balance sheet as of December 31, 2013.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(9) Long-Term Debt

The Company’s long-term debt is categorized as secured notes, finance lease obligations, and construction loans. Details regarding these debt instruments are provided below:

(a)  Secured Notes

Secured notes at December 31, 2013 and 2012 consist of the following:

			Maturity			Fair market value as of
	2013	2012	Date	Rate	Payments	2013	2012
Alta Realty	$34,880	35,895	Jan. 31, 2031	7.00%	Quarterly (Jan. 31, Apr. 30, Jul. 31, Oct. 31)	40,515	45,442
AWAM	20,389	—	May 15, 2031	LIBOR + 2.38%*	Quarterly (Feb 15, May. 15, Aug 15, Nov 15)	20,389	—
Subtotal	55,269	35,895				$60,904	45,442
Less current portion	(1,862)	(1,015)
	$53,407	34,880

*                                         increasing every four years to a maximum rate of 2.88%

The annual maturity of the secured notes for each year ending December 31 is as follows:

Amount
2014	$1,862
2015	1,974
2016	2,094
2017	2,211
2018	2,344
Thereafter	44,784
$55,269

Substantially, all of the Leasehold Entities’ assets are pledged as collateral under their respective loan agreements. The secured notes all contain certain restrictive covenants that, among other things, limit the borrowers’ ability to incur additional indebtedness, maintain reserve accounts, release funds from reserve accounts, make distributions, and create liens. As of December 31, 2013 and 2012, the Leasehold Entities were in compliance with the term, covenants, and provisions of their respective loan agreements.

As of December 31, 2013 and 2012, the Company’s management has estimated the fair value of the secured notes based on discounted cash flows and using interest rates currently available to the Company.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Additional details regarding the secured notes are as follows:

Alta Realty:  An affiliate of the Company has provided a letter of credit to meet Alta Realty’s debt service reserve requirement with balances of $2,261 as of December 31, 2013 and 2012. The letter of credit was not drawn upon as of December 31, 2013. If the loan agreement were to be extinguished early, a make-whole payment would be required.

AWAM:  An affiliate of the Company has provided a letter of credit to meet AWAM’s debt service reserve requirement with a balance of $960 as of December 31, 2013. The letter of credit was not drawn upon as of December 31, 2013.

(b)  Finance Lease Obligations

The Company’s finance lease obligations at December 31, 2013 and 2012 consist of the following:

				Implicit
			Maturity	Interest		Fair market value as of
	2013	2012	Date	Rate	Payments	2013	2012
Finance lease obligations:
Alta I	$269,071	275,642	12/30/34	7.01%	Semiannual (6/30, 12/30)	309,524	346,624
Alta Holdings	796,763	817,134	12/30/34 - 6/30/35	5.70% - 6.07%	Semiannual (6/30, 12/30)	848,405	950,374
Subtotal	1,065,834	1,092,776				$1,157,929	1,296,998
Less current portion	(29,641)	(26,944)
	$1,036,193	1,065,832

The Company’s management has estimated the fair value of its finance lease obligations based on a discounted cash flow analysis using interest rates currently available for borrowings not involving a leveraged lease.

The finance lease obligations are subject to certain restrictive covenants that, among other things, limit the borrowers’ ability to incur additional indebtedness, release funds from reserve accounts, maintain reserve accounts, make distributions, create liens, and enter into any transaction of merger or consolidation.

The finance lease obligations were issued under separate leveraged lease transactions whereby the Operating Entities sold and leased back undivided interests in specific assets of the project. As part of the leveraged lease, separate Delaware statutory trusts (collectively, the Owner Lessors) are each owners of an undivided interest in the assets sold and leased back. The leveraged lease transactions are accounted for as a financing due to Operating Entities continued involvement with the property sold and leased back. Each Owner Lessor is beneficially owned by an equity investor (each, an Owner Participant).

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

After the Owner Lessors acquire their respective undivided interests, the Owner Lessors leased these undivided interests to the applicable Operating Entities under separate facility lease agreements (each, a Facility Lease). The terms and conditions of each Facility Lease are substantially similar. The Operating Entities make rental payments as stipulated in each facility lease agreement on a recurring basis sufficient for the Owner Lessors to make the required payments of principal and interest on debt that was issued under each transaction and to provide a return on the Owner Participant’s equity funding.

The annual maturities of the finance lease obligations for each year ending December 31 are as follows:

Year ending December 31:
2014	$29,641
2015	34,511
2016	36,669
2017	38,620
2018	40,384
Thereafter	886,009
$1,065,834

Additional details regarding the finance lease obligations are as follows:

Alta I:  The sale-leaseback transaction closed on December 31, 2010 and raised approximately $449,485 ($560,000 net of a day one rent payment of $110,515) from the Alta I Owner Participants’ investment.

Alta I was obligated to reimburse the Owner Lessors for certain shortfalls in the Cash Grant, delays in receiving the Cash Grant and for certain tax benefits lost by the Owner Lessors. For the years ended December 31, 2012 and 2011, the Company paid the Owner Lessors’ aggregate payments of $1,235 and $53,024, respectively, related to the shortfalls, delays, and tax indemnities that were funded by contributions from its member. The aggregate payments were treated as a debt service payment under the finance lease obligation. For the years ended December 31, 2012 and 2011, $163 and $48,077, respectively, was applied to the principal portion of the finance lease obligation and $1,072 and $5,128, respectively, was applied to the interest expense portion of the finance lease obligation. All of these payments are considered modifications to the debt in accordance with FASB ASC Subtopic 470-50, Debt Modifications and Extinguishments. For the years ended December 31, 2011 and 2012, these changes increased the effective interest rate from 6.47% to 6.87% and 6.87% to 7.01%, respectively.

Alta I is required to maintain a rent reserve to support required rental payments. An affiliate of the Company has provided a $15,130 and $14,000 letter of credit to support this requirement as of December 31, 2013 and 2012, respectively.

Alta Holdings:  The sale-leaseback transactions closed in 2010 and 2011 and raised approximately $373,230 ($662,881 net of day one rent payments of $289,651) from the Alta Holdings Owner Participants’ investments. As part of the sale-leaseback transactions, the Owner Lessors assumed the obligations for $579,863 of 7.00% pass-through trust certificates that were issued on July 21, 2010.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Alta Holdings was obligated to reimburse the Owner Lessors for certain shortfalls in its Cash Grant, delays in receiving the Cash Grant, and for certain tax benefits lost by the Owner Lessors. For the years ended December 31, 2012 and 2011, the Company paid the Owner Lessors’ aggregate payments of $74,515 and $114,927, respectively, related to the shortfalls, delays, and tax indemnities. The aggregate payments were treated as a debt service payment under the finance lease obligations. For the years ended December 31, 2012 and 2011, $68,070 and $114,210, respectively, were applied to the principal portion of the finance lease obligations and $6,445 and $717, respectively, were applied to interest expense on the finance lease obligations. All of these payments are considered modifications to the debt in accordance with ASC Subtopic 470-50, Debt Modifications and Extinguishments. For the years ended December 31, 2011 and 2012, these changes increased the effective interest rate from an average of 5.44% to an average of 5.74% and from an average of 5.74% to an average of 5.95%, respectively.

Alta Holdings is required to maintain an equity rent reserve equal to the next six months’ payments for the equity portion of the finance lease obligation. As of December 31, 2013 and 2012, an affiliate of the Company has provided $9,058 and $8,835, respectively, in letters of credit to support this obligation.

(c)  Construction and Term Loans

	Balance,					Fair market
	December 31,		Total	Borrowings		value as of December 31,
	2013	2012	Commitment	Available	Rate	2013	2012
Alta X	$261,335	—	300,200	38,865	LIBOR + 2.00%	$261,335	—
Alta XI	191,310	—	191,310	—	LIBOR + 2.00%	191,310	—
Subtotal	452,645	—	491,510	38,865		$452,645	—
Less current portion	—	—
	$452,645	—

On June 3, 2013, Alta X and XI entered into separate credit agreements to provide a portion of the funds to construct the Alta X and XI wind plants. The credit agreements include provisions that require the construction loans to be converted to a term loan in conjunction with Alta X and XI meeting certain conditions as detailed in their credit agreements (the Term Loan Conversion). The construction loans matured in conjunction with Term Loan Conversion on March 31, 2014. The term loans mature on the seventh anniversary of the Term Loan Conversion date (Term Loan Maturity Date). See note 14 for additional discussion.

The applicable margins for the construction and term loans were initially set at 2.00% increasing to 2.25% on the fourth anniversary of Term Loan Conversion. Alta X and XI pay commitment fees on the unused portion of all instruments of 0.75%. Interest for LIBOR—based borrowings are due at the expiration of the applicable LIBOR term not to exceed 90 days.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Substantially all of the Construction Entities’ assets and operating contracts have been provided as security under the respective credit agreements. In addition, the debt obligations are subject to certain restrictive covenants that, among other things, limit Alta X and XI’s ability to incur additional indebtedness, release funds from reserve accounts, make distributions, create liens, and enter into any transaction of merger or consolidation.

The lenders to these credit agreements also provided a $27,600 commitment to provide debt service loans in the event the wind plants are unable to meet their debt service requirements. The debt service loan commitments expire on the term loan maturity date. As of December 31, 2013, no borrowings were outstanding under the debt service loan commitments and $27,600 was available to be drawn.

In conjunction with the issuance of the credit agreements, the Company and the lenders executed agreements whereby the Construction Entities members’ would contribute equity to the Construction Entities up to a maximum of $93,408 (the Equity Commitments). The Equity Commitments will be utilized to finalize the construction of the wind plants after the construction loan commitments are fully utilized. The commitments to fund the equity contributions were secured by a letter of credit from an affiliate of Power. For the year ended December 31, 2013, the parent made $17,568 in contributions related to these Equity Commitments and $75,841 is available to be drawn by the Company to complete construction of the wind plants.

The annual maturities of the loans assuming a fully drawn construction loan and term loan conversion on or before April 1, 2014 for each year ending December 31 are as follows:

Term Loan
Year ending December 31:
2014	$—
2015	—
2016	20,835
2017	21,962
2018	20,912
Thereafter	427,801
$491,510

(d)  Project Level Letter-of-Credit Facilities

Certain of the Operating Entities have the following letter-of-credit facilities:

Alta I:  Alta I has two letter-of-credit facilities, which provide for the issuance of letters of credit up to $16,489 to support its obligation under its PPA. The letters of credit are extended annually with a final maturity of January 5, 2016. Alta I is required to pay a commitment fee equal to 1.00% per annum and a letter-of-credit fee based on the outstanding balance of the letters of credit equal to the base rate (which is the greater of the prime rate or the federal funds rate plus 0.50%) plus an applicable margin equal to 2.25%. As of December 31, 2013 and 2012, there were $16,489 in letters of credit outstanding, no amounts are available nor have the letters of credit been drawn on.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Alta Wind Holdings:  Alta Holdings has four separate letter-of- credit facilities, which provide for the issuance of letters of credit up to $106,204 to support obligations under its PPAs, for certain crossing agreements, to provide debt service reserve requirements and for operations and maintenance support. These facilities expire at dates between May and October 2018. Alta Holdings is required to pay a commitment fee equal to 0.75% per annum and a letter-of-credit fee based on the outstanding balance of the letters of credit equal to the base rate (which is the greater of the prime rate or the federal funds rate plus 0.50%) plus an applicable margin equal to 2.50%. As of December 31, 2013 and 2012, there are $95,471 and $95,809, respectively, in outstanding letters of credit and $10,733 and $10,395, respectively, in amounts available. These letters of credit have not been drawn on.

Alta X and XI:  Under the terms of its credit agreement, Alta X and Alta XI have letter-of-credit facilities, which provide for the issuance of letters of credit up to $29,451 to support obligations under the Edison PPAs, for certain crossing agreements and right-of-way agreements. These facilities expire on the Alta X and Alta XI term loan maturity date. Alta X and Alta XI are required to pay commitment fees equal to 0.75% per annum on the unused portion of all instruments. The fees on issued letters of credit are equal to the applicable margins for the term loan and construction loans. As of December 31, 2013, $4,558 in letters of credit were issued and $24,893 were available to be issued. These letters of credit have not been drawn on.

(10) Fair Value Measurements

The following tables provide a summary of the recognized assets and liabilities that are measured at fair value on a recurring basis:

	2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative asset:
Interest rate swaps	$—	18,090	—	—	18,090
Total	$—	18,090	—	—	18,090

	2013
	Level 1	Level 2	Level 3	Netting adjustments	Total
Derivative liability:
Interest rate swaps	$—	2,564	—	—	2,564
Total	$—	2,564	—	—	2,564

The derivative assets and liabilities arise from interest rate swap agreements at certain of the Leasehold and Construction Entities as described below. The Company utilizes interest rate swap agreements to lock in specified interest rates on its floating rate debt. The Company did not elect hedge accounting and the swap agreements have been deemed ineffective in offsetting cash flows attributable to the hedged risk. The Company carries these swap agreements in its balance sheet and recognizes the change in fair value through earnings. For the year ended December 31, 2013, the Company recognized approximately $15,526 of unrealized gains on the swap agreements, representing cash flow hedge ineffectiveness arising from differences between the terms of the interest rate swap agreements and the hedged debt obligations. These amounts were recorded as an unrealized gain on interest rate swap agreements in the accompanying statement of operations for the year ended December 31, 2013.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

AWAM:  The AWAM credit agreement requires interest rate protection for 100% of the outstanding term loan through its expiration on May 15, 2031. Under this interest rate swap agreement, AWAM pays interest at a fixed rate of 2.47% and receives a variable rate equal to the three-month LIBOR. The notional amount of the interest rate swaps reduces over time consistent with the amortization of their secured notes.

Alta X and XI:  The Alta X and Alta XI credit agreements require interest rate protection for 100% of the outstanding term loans through December 31, 2015 (A Period), 75% of the outstanding term loan from January 1, 2016 through December 31, 2020 (B Period) and 60% of the estimated outstanding term loan for five years thereafter (C Period). In order to meet this requirement, Alta X and Alta XI have the following interest rate hedges in place as of December 31, 2013:

Period	Number of Swap Agreements	Aggregate Beginning Notional Balance	Trade Date	Beginning Date	Ending Date	Average Fixed Rate Payment by Construction Entities	Variable Rate Payment to Construction Entities	Payment Dates
A Period Swaps			June 6, 2013 (Alta XI)				Three Month	Mar. 31, Jun. 30,
	14	$491,510	June 5, 2013 (Alta X)	Dec. 31, 2013	Dec. 31, 2015	0.656%	LIBOR	Sep. 30, Dec. 31

B Period Swaps(a)			June 6, 2013 (Alta XI)				Three Month	Mar. 31, Jun. 30,
	14	368,993	May 26, 2013 (Alta X)	Dec. 31, 2015	Dec. 31, 2020	2.528%	LIBOR	Sep. 30, Dec. 31

C Period Swaps(a)			June 6, 2013 (Alta XI)				Three Month	Mar. 31, Jun. 30,
	10	233,134	May 26, 2013 (Alta X)	Dec. 31, 2020	Dec. 31, 2025	4.007%	LIBOR	Sep. 30, Dec. 31

(a)                                      The notional amounts for the B and C Period Swaps amortize at a rate consistent with the amortization of the term loans. The aggregate notional balance at the end of the B and C periods is $292,147 and $174,823, respectively.

(11) Asset Retirement Obligations

The Company has asset retirement obligations arising from lease obligations to perform certain asset retirement activities at the expiration of the lease agreements (note 13). The liabilities were initially measured at fair value when construction began on the lease property. The 2013 activity includes the fair value of the Construction Entities’ asset retirement obligations. The following table presents the activity for the asset retirement obligations for the years ended December 31, 2013 and 2012:

	2013	2012
Balance at beginning of year	$5,100	4,724
Obligations incurred	1,946	—
Accretion expense	484	376
Balance at end of year	$7,530	5,100

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

(12) Affiliate Transactions

Amounts due from affiliates consist of the following:

	2013	2012
California Highwind Power, LLC	$1,428	—
Others	18	44
Total due from affiliates	$1,446	44

Amounts due to affiliates consist of the following:

	2013	2012
Terra Gen Power, LLC	$34	243
Terra-Gen Operating Company, LLC	160	230
Alta Windpower Development, LLC	1,562	—
Others	10	147
Total due to affiliates	$1,766	620

Operations, Maintenance, and Asset Management:  TG Operating provides operations, maintenance, and asset management services to the Company under Operation and Maintenance Agreements (O&M) and Asset Management Agreements (AMA), which expire between December 2018 and 2019. The Company pays annual fees (subject to a 2.5% annual increase) and the reimbursement of direct costs incurred by TG Operating in performance of its services. For the years ended December 31, 2013, 2012, and 2011, the Company incurred O&M fees of $1,501, $1,262, and $1,118, respectively, which were included in plant operating expenses in the accompanying combined statements of operations. For the years ending December 31, 2013, 2012, and 2011, the Company incurred AMA fees of $1,271, $1,011, and $894, respectively, which were included in general and administrative expenses in the accompanying combined statements of operations.

Shared Facilities and LGIA:  The Company also pays TG Operating for its role as manager under the SFA and the LGIA. For the years ended December 31, 2013, 2012, and 2011, the Company incurred fees of $188, $153, and $212, respectively, for services under these agreements, which are included in general and administrative expenses in the accompanying combined statements of operations.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Construction Management:  TG Operating provided oversight for the construction of the Construction Entities and Operating Entities. For the years ending December 31, 2013, 2012, and 2011, the Company incurred construction management fees of $762, $0, and $844, respectively, which were included in property, plant and equipment or construction-in-progress in the accompanying combined balance sheets.

The Company also has a management support agreement with Terra-Gen Finance Company, LLC, an affiliate, related to administrative support during the construction phase. For the year ended December 31, 2011, the Company incurred $750 under this agreement, which is included in general and administrative expense in the accompanying combined statement of operations.

Construction Activity:  The amounts due to Alta Windpower Development primarily represent construction funds paid on behalf of Alta X and Alta XI that will be reimbursed with construction completion funds.

Development Services:  The Company incurred development fees from an affiliate during the years ended December 31, 2013, 2012, and 2011 of $17,325, $0, and $32,901, respectively, which are included in property, plant, and equipment or construction-in-progress in the accompanying combined balance sheets.

Wake Payments:  Alta III and Alta V entered into a Wake Impact Agreement (WIA) with Alta Wind VI, LLC and Alta VIII Wind, LLC, (collectively known as the Wake Entities). The Wake Entities were affiliates of the Company prior to their sale by subsidiaries of Power in 2012. The Company acknowledged and consented to the Wake Entities’ construction of two separate 150 MW wind plants in close proximity to Alta III and Alta V. The Wake Entities compensated Alta III and Alta V for estimated wind losses from the construction of their respective facility. The Company received $5,294 and $1,762 during the years ended December 31, 2012 and 2011, respectively, from the Wake Entities, which was recorded as deferred revenue and included in other long-term liabilities, net on the accompanying combined balance sheets. The deferred revenue will be amortized over the remaining life of the Alta III and Alta V PPAs and the estimated annual amortization over the next five years is approximately $292 per year. The proceeds from the WIA received at Alta III and Alta V were used to pay down the finance lease obligation.

Other:  All other amounts due to and from affiliates are for purchases made by the affiliates on behalf of the Company or by the Company on behalf of the affiliate. The amounts due to and from affiliates, unless otherwise disclosed above, are noninterest bearing, do not have any stated terms, and are generally payable within 30 days.

(13) Commitments and Contingencies

Leases and Royalties:  The Company provides for lease payments to the landowners for the right to use the land upon which the wind plants are located and expire at dates ranging from 2030 to 2048. These leases require payments based on a percentage of gross revenue ranging between 3.0% and 10.0%.

ALTA WIND PORTFOLIO OF TERRA-GEN POWER, LLC

Notes to Combined Financial Statements (Continued)

Years ended December 31, 2013, 2012, and 2011

(Dollars in thousands)

Operations and Maintenance and Major Maintenance Reserve Requirements:  Alta I is required to maintain an operations and maintenance and a major maintenance reserve equal to approximately six months of these estimated costs. An affiliate of the Company has provided a $3,286 and $2,500 letter of credit to support this obligation as of December 31, 2013 and 2012, respectively.

Turbine Supply Agreements:  The Construction Entities have entered into turbine supply agreements with General Electric Company, acting through its GE Energy business, to supply turbines for the wind plants. The total contract values are $307,699. The unpaid balance of the contracts, which the Construction Entities are committed to pay is $21,051, of which $14,780 is included in accrued construction costs in the combined balance sheet as of December 31, 2013.

Balance of Plant Agreements:  The Construction Entities have entered into balance of plant agreements with Blattner Energy, Inc. related to the construction of the balance of the wind plants. The total contract values are $122,314. As of December 31, 2013, the unpaid balance of the contracts, which the Construction Entities are committed to pay, is $19,310, which is included in accrued construction costs in the accompanying combined balance sheet as of December 31, 2013.

Other Construction Commitments:  In addition to the turbine supply and balance of plant agreements, the Construction Entities have remaining commitments of up to $73,307, of which $34,573 is included in accrued construction costs in the accompanying combined balance sheet as of December 31, 2013.

(14) Subsequent Events

Construction Entities:  The Construction Entities achieved commercial operations on February 1, 2014 and converted the construction loans to term loans on March 31, 2014.

Purchase and Sale Agreement:  On June 3, 2014, certain holding company subsidiaries of Power entered into a Purchase and Sale Agreement (the PSA) with NRG Yield Operating LLC to sell the Company. In conjunction with the sale the O&M, AMA, and SFA agreements will be amended whereby TG Operating will continue in its current role at a modified fee and term. The closing of the PSA and amendments to the O&M, AMA, and SFA agreements are subject to various consents and approvals.